Exhibit 99.1

Bradford Walton 415-254-7168, bradford.walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303-460-2120, bpotthof@ball.com Media Contact: Jennifer Livingston 720-693-4743, jennifer.livingston@ball.com

Ball Corporation Appoints John E. Panichella to Board of Directors

WESTMINSTER, Colo., October 30, 2025 – Ball Corporation (NYSE: BALL) today announced the appointment of John E. Panichella, chief executive officer of Solenis, to its board of directors.

Panichella brings a distinguished career in the water treatment and specialty chemicals industries. As CEO of Solenis, he leads a global team focused on sustainable solutions for water-intensive industries. His leadership has been instrumental in driving transformation and growth at Solenis and previously at Ashland Specialty Ingredients, where he spearheaded innovation and expansion into emerging markets.

“We’re thrilled to welcome John to our board,” said Daniel W. Fisher, chairman and chief executive officer. “His global perspective and proven track record of innovation and growth at Solenis will bring valuable insights as we continue to advance our operational performance and achieve sustainable, long-term growth.”

Conference Call Details

Ball will announce its third quarter 2025 earnings on Tuesday, November 4, 2025 before trading begins on the New York Stock Exchange. At 9 a.m. Mountain Time on that day (11 a.m. Eastern Time), Ball will hold its regular quarterly conference call on the company's results and performance.

Please use the following URL to join via webcast:

Ball Corporation Third Quarter 2025 Earnings Call

To participate in the live call Q&A session, North American callers should use the following number, 877-497-9071. International callers should use the following number, +1 201-689-8727.

For those unable to listen to the live call, a taped replay and transcript of the event will be available within 48 hours on Ball's website at www.ball.com/investors under "Financial Results.”

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Ball Corporation employs 16,000 people worldwide and reported 2024 net sales of $11.80 billion, which excludes the divested aerospace business. For more information, visit www.ball.com, or connect with us on LinkedIn or Instagram.

Forward-Looking Statement

This release contains "forward-looking" statements concerning future events and operational performance. Words such as "will," “continue” and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, these cautionary statements. Ball undertakes

Exhibit 99.1

no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball's Form 10-K.